Exhibit 99.11

Hodgkin’s Lymphoma, non-Hodgkin Lymphoma and Chronic Lymphocytic Leukemia  Poster Presentation

Title: Abexinostat (S 78454), an oral Pan-Histone Deacetylase (HDAC) Inhibitor in patients with refractory or relapsed Hodgkin’s Lymphoma, non-Hodgkin Lymphoma and Chronic Lymphocytic Leukemia. Results of a Phase I dose-escalation study in 35 patients
Session: 623. Lymphoma - Chemotherapy, excluding Pre-Clinical Models: Poster III
Date/Time: Monday, December 10, 2012, 6:00 PM - 8:00 PM
Location: Georgia World Congress Center, Hall B1-B2
Presenter:  Nicolas Tavernier

Franck Morschhauser, MD, PhD1*, Louis Terriou, MD2*, Bertrand Coiffier, MD, PhD3, Gilles Salles, MD3, Ioana Kloos, MD4*, Nicolas Tavernier, PharmD4*, Stephane Depil, MD, PhD4 and Vincent Ribrag, MD5
1Department of Hematology, CHU de Lille, Lille, France
2Hôpital Claude Huriez, Lille, France
3Centre Hospitalier Lyon-Sud, Pierre-Benite, France
4Oncology Research and Development Unit, Institut de Recherches Internationales Servier, Suresnes, France
5Institut Gustave Roussy, Villejuif, France

ABSTRACT:
Background. Abexinostat is a new hydroxymate-based pan-HDAC inhibitor of class I and II that induces apoptosis and cell cycle arrest in various human tumor cell lines and inhibits tumor growth in several lymphoma xenograft models.
Aim. The primary objective of the Phase I was to assess the safety profile and to determine the recommended Phase 2 dose (RP2D) as well as the optimal administration schedule of abexinostat in patients with refractory or relapsed lymphoma or chronic lymphocytic leukemia. The secondary objectives included assessment of pharmacokinetic and pharmacodynamic profiles and preliminary antitumor activity
Methods. Eligibility criteria included ECOG ≤ 1 and adequate hematological, renal and hepatic functions. This study used a 3+3 cohort expansion design to reach the RP2D. Three different 3-week schedules of abexinostat were tested: schedule 1 (S1) with 14 days of treatment (day 1 – day 14); schedule 2 (S2) with 10 days of treatment (day 1 – day 5 and day 8 – day 12); schedule 3 (S3) with 12 days of treatment (day 1 – day 4, day 8 – day 11 and day 15 – day 18). The schedules were evaluated at different dose levels of abexinostat b.i.d. (4 h apart): S1 at 30 mg/m², and all 3 schedules at both 45 mg/m² and 60 mg/m². The following were considered DLTs if they occurred in cycle 1: ≥ grade 3 non-hematologic toxicity, prolongation of QTc interval and febrile neutropenia; grade 4 neutropenia or thrombocytopenia; and next cycle postponed by > 1 week.
Results. A total of 35 patients were included. The median age was 61 (21-83). The sex ratio M/F was 22/13. The median number of prior therapies was 5 (2-11). Lymphoma subtypes were Hodgkin's lymphoma (HL) (n=11), follicular lymphoma (FL) (n=7), diffuse large B-cell lymphoma (DLBCL) (n=6), chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL) (n=4), marginal zone B-cell lymphoma (MZL) (n=3), mantle cell lymphoma (MCL) (n=3) and peripheral T-cell lymphoma (n=1). One DLT (thrombocytopenia) was observed in S2 at 45 mg/m². At 60 mg/m², 2 DLTs were observed in each schedule: thrombocytopenia in S1 and S2 (2 each), thrombocytopenia and febrile neutropenia (1 each) in S3. Grade 3 and 4 toxicities were exclusively hematologic: thrombocytopenia (G3: 31.4% patients, G4: 25.7% patients), neutropenia (G3: 11.4% patients, G4: 5.7% patients), febrile neutropenia (G3: 2.9% patients, G4: 2.9% patients), anemia (G3: 2.9% patients, G4: 2.9% patients) and leukopenia (G3: 2.9% patients). The other frequent drug-related adverse events were grade 1 and 2: asthenia (34.3% patients), gastro-intestinal disorders (60% patients) and dry skin (17.1% patients). No prolonged QTc intervals were observed in any schedule. A dose reduction occurred in 28.6% patients in S1, 33.3% in S2 and 37.5% in S3. S1 was selected for Phase 2 since it allowed a full week for platelets recovery, a longer drug exposure than S2 and a safety profile similar to the 2 other schedules. Cmax was reached after each administration with median tmax between 0.5 h and 1 h for each schedule and at each dose level. The median apparent terminal elimination half-life was around 4 h. These results are consistent with the limited accumulation of abexinostat with these dose regimens. There is no evidence of time dependent pharmacokinetics. No correlations have been demonstrated so far between histones H3 acetylation in peripheral blood mononuclear cells and PK parameters or clinical activity. Eight out of 29 (27.5%) evaluable patients achieved objective response: 2 complete responses (2 FL) and 6 partial responses (1 FL, 1 CLL, 1 MZL and 3 HL). At the time of data cut off, all but 1 (HL) responses were ongoing between cycle 6 and cycle 22 (median 13.5 cycles). One stable disease (1 MZL) was observed and was still ongoing after cycle 9. Nineteen patients withdrew for progressive disease, including 9 patients who withdrew after at least 2 cycles (4 HL, 2 DLBCL, 1 MCL, 1 MZL and 1 FL).
Conclusion. Abexinostat is well tolerated and demonstrates promising durable responses (including CRs) in indolent lymphomas and Hodgkin’s lymphoma patients. Enrollment in the Phase II part of the study is ongoing following S1 (3-week cycles – 14 days of treatment) at the RP2D (45 mg/m² b.i.d.).

Disclosures: Terriou: Servier: Honoraria; Pfizer: Consultancy; Amgen: Honoraria; GSK: Honoraria. Coiffier: Servier: Honoraria; Celgene: Consultancy, Honoraria, Research Funding. Kloos: Institut de recherches internationales Servier: Employment. Tavernier: Institut de recherches internationales Servier: Employment. Depil: Institut de recherches Internationales Servier: Employment. Ribrag: Servier: Membership on an entity’s Board of Directors or advisory committees, Research Funding; astrazeneca: Membership on an entity’s Board of Directors or advisory committees; takeda: Membership on an entity’s Board of Directors or advisory committees; bayer: Research Funding; sanofi: Research Funding.